EXHIBIT 10.1

PURCHASE AGREEMENT

State of Florida

This Purchase Agreement (“Agreement”) is made by and between the following parties:

Cedric Harris, member of 832 Energy Technology Consultants, LLC, a limited liability company formed under the laws of the State of Texas, who resides at 1007 Old Oyster Trail, Sugarland, TX 77478, hereinafter known as “Seller”; and

Everything Blockchain, Inc., a corporation incorporated under the laws of the State of Delaware, located at 3027 US-17, Fleming Island, FL 32003, hereinafter known as “Buyer”.

The parties shall be individually referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller is a member of 832 Energy Technology Consultants, LLC (the “LLC”); and,

WHEREAS, Seller desires to sell all membership units belonging to Seller, representing 100% of the issued and outstanding membership units in the LLC (the “Units”); and,

WHEREAS, Buyer would like to purchase 100% of the issued Units of Seller; and,

WHEREAS, the LLC’s operating agreement and all other governing documents permit the sale contemplated herein; and,

WHEREAS, Buyer and Seller have agreed to complete the sale of the Units through this Agreement and abide by the terms and conditions herein.

AGREEMENT

NOW THEREFORE, in consideration of the promises and covenants contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties do hereby agree as follows:

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Article 1 - SALE

Buyer agrees to purchase Seller’s Units for $1,575,000 (“Total Sale Price”).

Article 2 - PAYMENT

For purposes of share compensation, whether as partial payment or as full payment of the Total Sale Price, the cost per share is calculated by taking the average closing price of Buyer’s stock in the ten (10) days preceding execution of this Agreement.

Equation:

Average closing price (10 days preceding execution of this Agreement) of common stock of Buyer ´ number of shares remunerated to Seller + all ancillary cash payments, fees, and costs delineated herein (if any) = Total Sale Price.

Application:	$5.25/share ´ 300,000 shares = Total Sale Price.

Article 3 - CLOSING

The Total Sale Price will be paid in full by June 21st, 2021 (the “Closing Date”), which may be sooner as mutually agreed upon by both Parties.

On the Closing Date, the parties will meet as follows: The closing will be conducted through mail or electronic mail, or through whatever means are agreed to by the Parties.

On the Closing Date, the Parties will ensure all required documentation between them is complete, including the Seller delivering to the Buyer all membership transfer documentation, as well as the Buyer delivering to the Seller any and all relevant stock certificates or documentation. For any transfer documents required, Seller shall properly execute each document as needed to ensure Buyer acquires full rights in the Seller’s Units, and Buyer shall properly execute each document as needed to ensure Seller acquires full rights in the Buyer’s stock which is used for payment of the Total Sale Price.

As a condition to Closing:

(i)

Employees and Contractors designated in Exhibit B: Employees and Consultants which are deemed essential to Buyer, shall enter into a mutually agreed upon agreement with the Buyer for a mutually agreed upon period of time to continue to provide the services currently employed/contracted for by Seller.

(ii)

Seller shall ensure the LLC is free from any and all liabilities or debts owed other than those which are itemized in the table in Exhibit C: Assets and Liabilities and listed in Exhibit H: Assumed Liabilities.

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SELLER PERSONALLY GUARANTEES ALL DAMAGES ACCRUED BY BUYER DUE TO LIABILITIES OR DEBTS OWED BY CORPORATION PRIOR TO CLOSING DATE. [See Attachment A: Personal Guarantee]

Article 4 - SELLER REPRESENTATIONS & WARRANTIES

Seller hereby represents and warrants that Seller has good title to the Units conveyed herein and that the Units is that of the LLC, which is a duly organized limited liability company, and in good standing, under the laws of State of Texas.

Seller warrants that Seller has no limitations on making such sale, such as any security interest, lien, or encumbrance. Seller is not a party to any contract with regard to any third-party rights in the Units or voting in the LLC as a result of the Units.

Additionally, Seller represents and warrants that there are no restrictions of any kind, including purchase agreements or redemption agreements on the Units.

Seller warrants that it has consulted with legal and investment advisors regarding the sale or waives the right to do so. Seller fully understands the benefits and risks of accepting Buyer’s stock as payment towards the Total Sale Price.

Seller warrants that the LLC’s assets consist of the items listed in Exhibit A: Assets and Liabilities of this Agreement.

Seller warrants that the LLC’s liabilities are as listed in Exhibit A: Assets and Liabilities, and that no other liabilities exist.

Seller warrants that all liabilities (other than those explicitly assumed by Buyer, which are identified in Exhibit F: Assumed Liabilities) shall be paid in full prior to the Closing Date. A reserve of stock used for Buyer’s payment may be held back from the Total Sale Price to allocate towards such liabilities.

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Seller warrants that the LLC and the Seller do not owe any outstanding amounts to the Internal Revenue Service as a result of back taxes or any other penalty and is up to date with all taxes owed to the United States Internal Revenue Service or any other governmental entity, domestic or foreign.

The Seller or other authorized entities will not make any changes to the current staffing structure of the LLC, including hiring or firing employees, changing employee roles, or changing salary or benefit amounts, prior to the Closing Date.

Seller warrants that there are no employees or contractors working for the LLC, except for the employees and contractors identified in Exhibit B: Employees and Consultants.

There is no current or pending litigation that the LLC or Seller is involved in.

Seller warrants that the LLC is up to date for all payments on required or reasonable insurance policies. Seller warrants that a complete list of all insurance policies is attached hereto in Exhibit C: Insurance Policies.

Seller warrants that the LLC is not infringing upon any third party’s intellectual property. Any trademarks, service marks, trade names, copyrights, or patents used by the LLC are the legal and exclusive property of the LLC. Any registered trademarks, service marks, trade names, copyrights, or patents are registered with the appropriate offices of the United States government. There are no infringement claims against the LLC, as far as the LLC is currently aware. Seller warrants that a complete list of all intellectual property owned by the LLC is attached hereto in Exhibit D: Intellectual Property.

Seller warrants that there are no encumbrances of any kind that would prevent Seller from the sale of Shares.

Seller warrants that the sale of the LLC will not impact any pre-existing creditor.

Seller further represents and warrants that it will take any steps to perfect Buyer’s receipt of the Units, as required.

Article 5 - BUYER REPRESENTATIONS & WARRANTIES

Buyer hereby represents and warrants that the execution of this sale will not put Buyer in default of any contractual relationship to which Buyer is a party and that Buyer will deliver the Total Sale Price as required under this Agreement.

Buyer further represents and warrants that it will take any steps to perfect Seller’s receipt of the payment of Buyer’s stock, as required.

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Article 6 - DUE DILIGENCE AND EXPENSES

Each Party is responsible for paying its own costs and expenses in connection with this Agreement. Notwithstanding, Buyer shall compensate for the cost of any audit performed to verify the books and records of the LLC, should the Buyer elect to do so.

Seller shall comply with Buyer’s due diligence requests for documentation and shall put forth its best efforts to provide every document Buyer requests. The due diligence requests may be made from the date of execution of this Agreement until the Closing Date. All due diligence documents shall be listed and attached in Exhibit E: Due Diligence Documentation.

Upon reasonable agreement by the Parties, the due diligence period may be extended should the Seller need additional time to prepare documentation as requested in Buyer’s Due Diligence Checklist.

Article 7 - DIVIDENDS AND VOTING

Seller shall maintain all voting rights in the LLC prior to the Closing Date, and any applicable voting rights of Seller shall transfer to Buyer upon the Closing Date. Buyer shall maintain its voting rights before the Closing Date and any applicable voting rights will transfer to Seller upon Closing.

Article 8 - NO BROKERAGE

Seller and Buyer each warrant and agree that no fees are due to any third-party as a result of this Agreement, including brokerage fees, finder’s fees, commission, or any other payment related to the Parties’ transaction.

Article 9 - NO GUARANTEES

With exception to all specific performance requirements provided for herein, Seller does not guarantee any specific performance of the LLC, including through sales, distributions, or otherwise. Buyer accepts that the sale of this Units is “as is”.

With exception to all specific performance requirements provided for herein, Buyer does not guarantee any specific performance of the Buyer, including through sales, distributions, or otherwise. Seller accepts that the use of Buyer’s stock as a method of payment of the Total Sale Price is “as is”.

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Article 10 - INDEMNIFICATION AND DEFENSE

To the fullest extent permitted by law, Seller shall hold harmless, indemnify, and defend (with counsel satisfactory to both Parties) Buyer, its officers, directors, employees, and agents (collectively the “Covered Parties”) from and against all claims, suits, actions, liabilities, damages, losses, costs, and expenses arising out of:

(i)	Misrepresentation of any warranties provided for in Article 4 of this Agreement; or

(ii)	Seller’s nonperformance of Seller’s obligations under this Agreement.

The terms “damages,” “losses” and “expenses” shall include all costs and expenses of whatever nature or type, including judgments, arbitration awards, settlements, court costs, litigation expenses, and attorneys’ fees (including, without limitation, those attorneys’ fees incurred in any appeals, or any enforcement of the obligations under this provision, or enforcement of any judgment and collection for violation of this provision) in connection therewith.

Article 11 - GENERAL PROVISIONS

a) LANGUAGE

All communications made pursuant to this Agreement shall be in the English language.

b) ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties regarding the subject matter herein and supersedes any prior agreement, written or oral.

c) JURISDICTION, VENUE & CHOICE OF LAW

The laws of the state of Florida shall be applicable to this Agreement, with the exception of its conflict of law provisions.

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d) ASSIGNMENT

This Agreement, or the rights granted hereunder, may not be assigned, sold, leased or otherwise transferred in whole or part by either Party, without the written consent of the other.

e) SEVERABILITY

If any part or sub-part of this Agreement is held invalid or unenforceable by a court of law or competent arbitrator, the remaining parts and sub-parts will be enforced to the maximum extent possible. In such condition, the remainder of this Agreement shall continue in full force.

f) HEADINGS FOR CONVENIENCE ONLY

Headings of parts and sub-parts under this Agreement are for convenience and organization, only. Headings shall not affect the meaning of any provisions of this Agreement.

g) NO AGENCY, PARTNERSHIP OR JOINT VENTURE

No agency, partnership, or joint venture has been created between the Parties as a result of this Agreement. No Party has any authority to bind the other to third parties.

EXECUTION

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed on this 17th day of June 2021.

Seller: Cedric Harris	Buyer: Everything Blockchain, Inc.

Signature: _________________________	Signature: _________________________

By: Eric Jaffe, CEO

Attachments

Attachment A: Personal Guarantee

Exhibits

Exhibit A: Assets and Liabilities

Exhibit B: Employees and Consultants

Exhibit C: Insurance Policies

Exhibit D: Intellectual Property

Exhibit E: Due Diligence Documentation

Exhibit F: Assumed Liabilities

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